UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 21, 2008
US DATAWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-15835	84-1290152

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

One Sugar Creek Blvd., 5th Floor
Sugar Land, Texas	77478

(Address of principal executive offices)	(Zip Code)
(281) 504-8000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01. Other Events.
     On May 23, 2006, US Dataworks, Inc. (the “Company”) entered into an employment agreement with Charles E. Ramey pursuant to which he is employed as the Company’s Chief Executive Officer and Chairman of the Board of Directors for a term of two years. The terms of the agreement provide for the automatic renewal of the agreement for successive one year terms unless either the Company or Mr. Ramey gives timely notice of non-renewal. Mr. Ramey has given notice on February 21, 2008 that he does not intend to renew the agreement and the agreement will expire on its terms on May 22, 2008.
     In addition, the Company entered into employment agreements with each of Terry Stepanik, Mario Villarreal and John Figone. Pursuant to the terms of their respective employment agreements, the agreement will automatically renew for successive one year terms unless either the Company or Messrs. Stepanik, Villarreal or Figone, as the case may be, gives timely notice of non-renewal. The employment agreements for Messrs. Stepanik, Villarreal and Figone also will not be renewed and will expire on their terms on April 3, 2008.
     None of Messrs. Ramey, Stepanik, Villarreal or Figone have given notice to the Company that he intends to terminate his employment with the Company upon the expiration of his employment agreement or that he will not enter into a new employment agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: March 26, 2008

US DATAWORKS, INC.

By:	/s/ Charles E. Ramey Charles E. Ramey Chief Executive Officer